AGREEMENT AS TO EXPENSES AND LIABILITIES

         AGREEMENT AS TO EXPENSES AND LIABILITIES, dated as of December 25, 1996, between The Bank of New York Company, Inc., a New York corporation, in its capacity Holder (as defined in the Trust Agreement referred to below) of the Common Securities referred to below (in such capacity, and together with its successors in such capacity, the "Common Securityholder"), and BNY Capital I, a Delaware business trust (the "Issuer Trust").

         WHEREAS, the Issuer Trust intends to issue its Common Securities (the "Common Securities") to and acquire Debentures from The Bank of New York Company, Inc., a New York Corporation and to issue and sell 7.97% Capital Securities, Series B (the "Capital Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Issuer Trust, dated as of December 25, 1996 among The Bank of New York Company, Inc., as Depositor, The First National Bank of Chicago, as Property Trustee, First Chicago Delaware Inc., as Delaware Trustee, and the Administrative Trustees named therein, as the same may be amended from time to time (the "Trust Agreement");

         WHEREAS, the Common Securityholders will own all of the Common Securities of the Trust;

         WHEREAS, terms used but not defined herein have the meanings set forth in the Trust Agreement;

         NOW, THEREFORE, for good and valid consideration, the receipt and sufficiency of which are hereby acknowledged:


                                    ARTICLE I

         SECTION 1.1. Guarantee by the Common Securityholder. Subject to the terms and conditions hereof, the Common Securityholder hereby irrevocably and unconditionally guarantees to each person or entity to whom the Issuer Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any costs, expenses or liabilities of the Issuer Trust, other than obligations of the Issuer Trust to pay to holders of any Trust Securities the amounts due such holders pursuant to the terms of the Trust Securities. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

         SECTION 1.2. Subordination of Guarantee. The guarantee and other liabilities and obligations of the Common Securityholder under this Agreement shall constitute unsecured obligations of the Common Securityholder and shall rank subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Indenture) of the Common Securityholder to the extent and in the manner set forth in the Indenture with respect to the Debentures, and the provisions of Article XIII of the Indenture will apply, mutatis mutandis, to the obligations of the Common Securityholder hereunder. The obligations of the Common Securityholder hereunder do not constitute Senior Indebtedness (as defined in the Indenture) of the Common Securityholder.

         SECTION 1.3. Term of Agreement. This Agreement shall terminate and be of no further force and effect upon the dissolution of the Issuer Trust, provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Capital Securities or any Beneficiary must restore payment of any sums paid under the Capital Securities, under any Obligation, under the Guarantee Agreement dated the date hereof by the Depositor and The First National Bank of Chicago as guarantee trustee, or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

         SECTION 1.4. Waiver of Notice. The Common Securityholder hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and the Common Securityholder hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         SECTION 1.5. No Impairment. The obligations, covenants, agreements and duties of the Common Securityholder under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

         (a) the extension of time for the payment by the Issuer Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

         (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Issuer Trust granting indulgence or extension of any kind; or

         (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the


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


Issuer Trust or any of the assets of the Issuer Trust (other than the liquidation of the Issuer Trust in accordance with the terms thereof).

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, the Common Securityholder with respect to the happening of any of the foregoing.

         SECTION 1.6. Enforcement. A Beneficiary may enforce this Agreement directly against the Common Securityholder and the Common Securityholder waives any right or remedy to require that any action be brought against the Issuer Trust or any other person or entity before proceeding against the Common Securityholder.

         SECTION 1.7. Subrogation. The Common Securityholder shall be subrogated to all rights (if any) of the Issuer Trust in respect of any amounts paid to the Beneficiaries by the Common Securityholder under this Agreement; provided, however, that the Common Securityholder shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.

                                   ARTICLE II

         SECTION 2.1. Assignment. This Agreement may not be assigned by either party hereto without the consent of the other, and any purported assignment without such consent shall be void; except that upon any transfer of the Common Securities, this Agreement shall be assigned and delegated by the Common Securityholder to its successor with such transfer without any action by either party hereto.

         SECTION 2.2. Binding Effect. All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Common Securityholder and shall inure to the benefit of the Beneficiaries.

         SECTION 2.3. Amendment. So long as there remains any Beneficiary or any Capital Securities are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Capital Securities without the consent of such Beneficiary or the holders of the Capital Securities, as the case may be.

         SECTION 2.4. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex):


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


                  BNY Capital I
                  c/o The First National Bank of Chicago
                  One First National Plaza, Suite 0126
                  Chicago, Illinois  60670
                  Facsimile No.:  (312) 407-1708
                  Attention:  Corporate Trust Administration

                  With a copy to:

                           The Bank of New York Company, Inc.
                           48 Wall Street
                           New York, New York  10286
                           Facsimile No.: (212) 635-1698
                           Attention: Secretary


         SECTION 2.4. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.



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


         THIS AGREEMENT is executed as of the day and year first above written.


                                            THE BANK OF NEW YORK COMPANY, INC.



                                            By: /s/ Robert E. Keilman
                                                -------------------------------
                                            Name:  Robert E. Keilman
                                            Title: Comptroller

                                            BNY CAPITAL I



                                            By: /s/ John A. Park, III
                                                -------------------------------
                                            Name:  John A. Park, III
                                            Administrative Trustee

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